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                                                                   Exhibit 11.01


                             CARDINAL HEALTH, INC.
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                       Three Months Ended
                                               ---------------------------------------
                                               September 30,           September 30,
                                                    1994                   1993
                                               -------------           ---------------
FULLY DILUTED
- - -------------

Average shares outstanding                           39,076                   34,341

Net effect of dilutive stock options and
  warrants based on the treasury stock
  method using the higher of the average or
  end of period market price                          1,602                    4,768
                                                     ------                   ------

Total                                                40,678                   39,109
                                                     ======                   ======

Earnings available for Common Shares                $16,025                  $11,806
                                                     ======                   ======

Earnings per Common Share                             $0.39                    $0.30
                                                      =====                    =====
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